Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in MGIC Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.
We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2008 relating to the financial statements, which appears in the Annual Report of MGIC Investment Corporation Profit Sharing and Savings Plan on Form 11-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, WI
January 30, 2009